Exhibit 10.61
Discover Financial Services
2023 Omnibus Incentive Plan
2024 Award Certificate for Performance Stock Units
This Award Certificate describes the terms and conditions under which you are being granted an Award of Performance Stock Units (“PSUs”) under the Discover Financial Services 2023 Omnibus Incentive Plan (the “Plan”), which constitutes part of your discretionary long-term incentive compensation. This Award Certificate applies only to Awards granted hereunder and other Awards are governed by terms of the applicable Award Certificate.
A copy of the Plan can be found on the E*TRADE website at www.etrade.com, or such other vendor as the Company may choose to administer the Plan. Capitalized terms under this Award Certificate have the meanings ascribed in the Plan unless otherwise stated herein.

The full terms of your Award are set out in this Award Certificate, the Plan and any applicable policy adopted by the Committee or its delegate in respect of the Plan and Awards thereunder that is applicable to this Award. In the event of a conflict between the Plan and this Award Certificate, the terms of the Plan control.

Award Recipient	%%FIRST_NAME%-% %%LAST_NAME%-%
Employee / Participant ID	%%EMPLOYEE_IDENTIFIER%-%
Issuer	Discover Financial Services
Award Type	Performance Stock Units (PSUs)
Date of the Award	%%OPTION_DATE,'Month DD, YYYY'%-%
Number of Units Awarded At Target ("Target Award")	%%TOTAL_SHARES_GRANTED,'999,999,999'%-% PSUs
Performance Period	January 1, 2024 to December 31, 2026
Scheduled Vesting Date
Except as otherwise set forth in this Award Certificate, your PSUs will vest as follows provided you remain continuously employed by the Company through the following Scheduled Vesting Date:

%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%

Performance Measures	Your PSUs will be earned based on attainment of the following Performance Measures during the Performance Period.
GAAP EPS
Multiplier*

GAAP EPS Minimum or less
USD
0

80% of GAAP EPS Target
USD
0.5

GAAP EPS Target
USD
1.0

GAAP EPS Maximum or greater (110% of target)
USD
1.5

* Multiplier will be interpolated on a straight-line basis for results between GAAP EPS performance levels.
Settlement
Your awards will be converted and settled in Shares pursuant to Section 8 of the Plan and Section 3(b) of this Award Certificate unless your primary place of employment is located outside the United States in which case your shares may be settled in cash in accordance with the requirements for your local jurisdiction. See the "International Supplement," included herein as Appendix A, for additional information.

Restrictive Covenants, Clawbacks, Risk Reviews, and Investigations	Pursuant to Section 10 of this Award Certificate, your Award may be subject to (i) forfeiture, cancellation and/or repayment triggered in the event of your violation of a restrictive covenant, including non-solicitation and non-competition requirements, more fully described in this Award Certificate, (ii) clawback (including in the event of restatement of the Company’s financial performance) in accordance with any clawback or recoupment policy in effect as of the Date of the Award or which the Company may adopt from time to time to comply with applicable law, including any such policy that the Company is required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act or as otherwise required by law and (iii) forfeiture if you are subject to a risk review or forfeiture, cancellation and/or repayment if you are subject to an investigation.
Non-U.S. Employees	If you are employed outside the United States, please reference the “International Supplement” included herein as Appendix A, which contains supplemental terms and conditions for your PSU Award.

You will earn Performance Stock Units (“PSUs”) included in your PSU Award only if you (1) remain in continuous Employment through the applicable Scheduled Vesting Date (subject to limited exceptions set forth herein), (2) are not found to be subject to the forfeiture, cancellation, or clawback provisions set forth in Section 10 below, and (3) satisfy obligations you owe to the Company as set forth in Section 12 below. If the Company deems appropriate and in its sole discretion, the Company may require you to provide a written certification or other evidence, from time to time, to confirm that none of the circumstances described in Section 10 below exist or have occurred, including upon a termination of Employment and/or during a specified period of time prior to the applicable Scheduled Vesting Date. If you fail to timely provide any required certification or other evidence, the Company may cancel your PSU Award. It is your responsibility to provide the Human Resources Department with your up-to-date contact information.
1.Performance Stock Units Generally.
Each PSU is a RSU that is subject to additional conditions as described herein and corresponds to one Share. A PSU constitutes a contingent and unsecured promise by Discover to pay you one Share on the conversion date for the PSU. As the holder of PSUs, you have only the rights of a general unsecured creditor of the Company. No assets of the Company will be held or set aside as security for the obligations of the Company hereunder. You will not be a shareholder, and shall have no voting rights, with respect to the Shares corresponding to your PSUs unless and until your PSUs convert to Shares.
2.Performance Measures.
The portion, if any, of your Target Award that you can earn will be based on the performance measures set forth in this Award Certificate and the other terms and conditions of this Award Certificate, and may vary from zero to 1.5 times the number of PSUs included in your Target Award.
3.Vesting Schedule; Conversion.
(a)Vesting Schedule. Your PSUs earned in accordance with Section 2 will vest on the Scheduled Vesting Date, provided that you are continuously Employed through the Scheduled Vesting Date unless the vesting of such PSUs is accelerated in accordance with Sections 6, 7 and 8 of this Award Certificate.
(b)Conversion.
(1)Except as otherwise provided in this Award Certificate, your earned and vested PSUs will convert to Shares (rounded to the nearest whole share) on or as soon as administratively practicable following the Scheduled Vesting Date.
(2)Subject to the provisions of the Plan and this Award Certificate, as well as any transfer restrictions imposed by the Company or applicable pursuant to securities laws, Shares delivered upon conversion of PSUs shall be delivered to you (or your beneficiary or estate, as applicable) as soon as administratively practicable after the Scheduled Vesting Date.
(c)Accelerated Conversion. The Committee, in its sole discretion, may determine that any PSUs may be converted to Shares prior to the Scheduled Vesting Date subject to compliance with all Legal Requirements, including Section 409A.

(d)Rule of Construction for Timing of Conversion. Whenever this Award Certificate provides for PSUs to convert to Shares, or your dividend equivalents to be paid, on the Scheduled Vesting Date or upon an accelerated or different specified event or date, such conversion or payment will be considered to have been timely made, and neither you nor any of your beneficiaries nor your estate shall have any claim against the Company for damages based on a delay in conversion of your PSUs (or delivery of Shares following conversion) or payment of your dividend equivalents, as applicable, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion or payment, as applicable, is made by December 31 of the year in which occurs the Scheduled Vesting Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date.
4.Special Provisions for Certain “Specified Employees”.
Notwithstanding anything to the contrary in this Award Certificate, if Discover reasonably considers you to be one of its “specified employees” as defined under Section 409A at the time of the termination of your Employment, any PSUs that constitute deferred compensation under Section 409A that are payable upon termination of Employment will not convert to Shares or be delivered to you until the date that is six months after the termination of your Employment (or the date of your death, if such event occurs earlier).
5.Dividend Equivalent Payments.
If Discover pays a regular or ordinary dividend on its Stock, you will be credited with cash dividend equivalents with respect to your PSUs in an amount equal to the amount of the dividend that would have been paid on a number of Shares corresponding to your Target Award. Discover will credit the dividend equivalents as soon as is administratively practicable after it pays the corresponding dividend on its Stock. Discover will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof. Your dividend equivalents will vest and be paid at the same time as, and subject to the same vesting and cancellation provisions set forth in this Award Certificate with respect to your PSUs; provided that, subject to Section 3(d), the dividend equivalents may be paid following the date on which the PSUs convert to Shares as soon as administratively practicable. The amount of dividend equivalents paid to you will be based on the number of PSUs that actually convert to Shares (and will be paid only if your PSUs convert to Shares), provided that such dividend equivalents will be reduced to the extent that application of the performance measures set forth in this Award Certificate results in your earning less than the Target Award and will be increased to the extent that application of those performance measures results in your earning more than the Target Award. For example, if you earn eighty percent (80%) of the Target Award based on the performance measures, twenty percent (20%) of the dividend equivalents credited in respect of regular or ordinary dividends will be canceled. The decision to pay a dividend and, if so, the amount of any such dividend, is determined by Discover in its sole discretion. No dividend equivalents will be paid to you on any canceled PSUs. Because dividend equivalent payments are considered part of your compensation for income tax purposes, they will be subject to applicable tax and other withholding obligations, as summarized in Section 11.
(a)Pro Rata Reduction. If your PSU Award is subject to a pro rata reduction upon the termination of your Employment (as described in Sections 6(c), 7 and 8 below) and your PSU Award is to be paid on a date following such termination, the amount of dividend equivalents credited to you in respect of regular or ordinary dividends paid on Stock following your termination of Employment shall continue to be based on the number of Shares corresponding to your Target Award, and the amount paid to you (subject to the other terms and conditions of this Award Certificate) shall be the amount calculated as provided above in this Section 5, in each case multiplied by the Pro Ration Fraction.
(b)Effect of Cancellation. Notwithstanding the foregoing, in the event your PSU Award is canceled in full on or before the Scheduled Vesting Date, all dividend equivalents credited to you in respect of regular or ordinary dividends will be canceled.
6.Death; Disability; Retirement.
The following special vesting and payment terms apply to your PSUs:
(a)Death. If your Employment terminates due to your death, the performance measures applicable to the PSUs described in this Award Certificate shall be deemed to have been satisfied at the applicable target level and the Target Award shall vest immediately upon the termination of your Employment. Your PSUs will convert to Shares and be delivered to your beneficiary or your estate as soon as administratively practicable following the date of the termination of your Employment.
(b)Disability. If your Employment terminates due to Disability, the performance measures applicable to the PSUs described in this Award Certificate shall be deemed to have been satisfied at the applicable target level and the Target Award shall vest immediately upon the termination of your Employment. Your PSUs will convert to Shares and be delivered to your beneficiary or your estate as soon as administratively practicable following the date of the termination of your Employment.
(c)Retirement. If your Employment terminates due to Retirement, the number of PSUs that will vest on the Scheduled Vesting Date will be determined by multiplying (1) the number of Shares that would have been delivered to you, based on the performance measures described in this Award Certificate had you remained in Employment through the Scheduled Vesting Date, by (2) the Pro Ration Fraction. Your PSUs will convert to Shares and be delivered to you as soon as administratively practicable following the Scheduled Vesting Date.
7.Termination Due to Reduction in Force; Position Elimination; or Increase/Addition of Skills Required for Current Position.
If the Company terminates your Employment due to a reduction in force, an elimination of your position, or as a result of an increase or addition of skills required of your current position, each as determined by the Company in its sole discretion, the number of PSUs that will vest on the Scheduled Vesting Date will be determined by multiplying (a) the number of Shares that would have been delivered to you, based on the performance measures described in this Award Certificate had you remained in Employment through the Scheduled Vesting Date, by (b) the Pro Ration Fraction. These shares will convert to Shares and be delivered to you as soon as administratively practicable following your termination of Employment, provided that you sign (and do not revoke) an agreement and release of claims satisfactory to the Company and be delivered to you on or as soon as administratively practicable after your termination pursuant to this section, with such release to become effective pursuant to its terms within sixty (60) days following your termination of employment or such other date specified by the Company and permitted under Section 409A.
8.Change in Control.
(a)During First Year of Performance Period. If, during the first year of the Performance Period, a Change in Control occurs, then your Target Award (including the value of any dividend equivalents theretofore credited to you) will be converted to an Award of restricted stock units assuming the achievement at the target performance level. Following such Change in Control, Shares underlying such Award will be delivered to you as soon administratively practicable following the earlier of (1) the Scheduled Vesting Date, (2) the date when the Company terminates your Employment other than for Cause or if you terminate your Employment for Good Reason, and (3) the date on which your employment terminates due to death, Disability or Retirement (in the event of Retirement, as adjusted for the Pro-Rata Fraction in accordance with Section 6(c)); provided, however, in the event that your employment terminated due to Retirement or pursuant to Section 7 prior to a Change in Control, then you shall receive Shares pursuant to this Section 8(a), but adjusted based on the Pro-Ration Fraction in accordance with Section 6(c) and Section 7, payable as soon as administratively practicable following such Change in Control.
(b)After First Year of Performance Period. If, after the first year of the Performance Period, a Change in Control occurs, then your Target Award (including the value of any dividend equivalents theretofore credited to you) will be converted to an Award of restricted stock units as determined by the Company based on the performance measures in this Award Certificate but applied as though the Performance Period ended with the last quarter of the Company’s fiscal year ending simultaneously with or before the effective date of the Change in Control. Shares underlying such Award will be delivered to you as soon as administratively practicable following the earlier of (1) the Scheduled Vesting Date, (2) the date when the Company terminates your Employment other than for Cause or if you terminate your Employment for Good Reason, and (3) the date on which your employment terminates due to death, Disability or Retirement (in the event of Retirement, as adjusted for the Pro-Rata Fraction in accordance with Section 6(c)); provided, however, in the event that your employment terminated due to Retirement or pursuant to Section 7 prior to a Change in Control, then you shall receive Shares pursuant to this Section 8(b), but adjusted based on the Pro-Ration Fraction in accordance with Section 6(c) and Section 7, payable as soon as administratively practicable following such Change in Control.
(c)Stock Consideration. In the event of a Change in Control which results from a transaction pursuant to which the shareholders of the Company receive shares of common stock of an acquiring entity that are registered under Section 12 of the Exchange Act, unless otherwise determined by the Committee, in its sole discretion prior to such Change in Control, there shall be substituted for each Share subject to this Award Certificate the number and class of shares of common stock of the acquiring entity into which each outstanding Share shall be converted pursuant to such Change in Control transaction, and this Award Certificate shall otherwise continue in effect.
(d)Non-stock Consideration. In the event of a Change in Control which results from a transaction pursuant to which the shareholders of the Company receive consideration other than shares of common stock of the acquiring entity that are registered under Section 12 of the Exchange Act, the value of restricted stock units converted hereunder shall, unless otherwise determined by the Committee, in its sole discretion prior to such Change in Control, be converted into a right to receive the cash or other consideration received by the shareholders of the Company in such transaction, and this Award Certificate shall otherwise continue in effect.
9.Termination of Employment.
Your unvested PSUs (or, in the case of Section 8, your converted restricted stock units) will be forfeited and canceled if your Employment terminates for any reason other than under the circumstances set forth in Section 6, 7 or 8 of this Award Certificate.

10.Forfeiture/Cancellation/Clawback of PSU Awards Under Certain Circumstances.
(a)Breach of Restrictive Covenants. PSUs (and any dividend equivalents credited thereon) are not earned until the applicable Scheduled Vesting Date and will be canceled prior to the applicable Scheduled Vesting Date under any of the circumstances set forth below. Although you will become the beneficial owner of the Shares following conversion of your PSUs, the Company may, upon notice, issue a transfer restriction with respect to your Shares following conversion of your PSUs (and any dividend equivalents credited thereon) pending any investigation or other review that impacts the determination as to whether the PSUs (and any dividend equivalents credited thereon) are or may be cancellable under the circumstances set forth below. The Shares underlying such PSUs (and any dividend equivalents credited thereon) shall be forfeited and recoverable in the event the Company determines that the PSUs were cancellable under the circumstances set forth below. Notwithstanding any provision of this Award Certificate to the contrary and subject to Section 10(f) below, in the event that at any time prior to one year after the termination of your Employment or service with the Company, you (i) engage in Wrongful Solicitation, (ii) breach your obligations to the Company under a confidentiality, intellectual property or other restrictive covenant, or (iii) for those participants classified by the Company as an officer of Discover Financial Services or one of its Subsidiaries on the date of grant, engage in Competitive Activity, with respect to each such incidence of violation and to the maximum extent permitted by applicable law, you shall be required to:
(1) pay to the Company an amount in cash equal to the value of the Shares that vested and converted on or after, or within one year prior to, your termination of Employment, which value shall be determined by the Company, in its sole discretion and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to your breach of the restrictive covenants; or
(2)transfer to the Company the number of Shares that vested and converted on or after, or within one year prior to, your termination of Employment, plus an amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to transfer such common stock due to your breach of the restrictive covenants.
In the event of multiple incidences of breach of this provision of the Award Certificate (e.g., in the event of violation of the non-solicitation provision following engaging in Competitive Activity), the repayment amount will be additive for each incidence of violation, not to exceed two times the amount calculated under paragraph 10(a)(1) and (2) above. If you engage in Wrongful Solicitation or engage in a Competing Activity, in addition to the remedies described in Section 10(a), the Company may also take such action at equity or in law as it deems appropriate to enforce the provisions of the applicable restrictive covenant, including pursuant to injunctive relief.
The Company recommends that before accepting this Award Certificate, you consult with an attorney of your choice regarding the restrictive covenants described herein. You acknowledge that you have been provided at least fourteen (14) calendar days to review the applicable restrictive covenants prior to having to accept the award.

(b)Clawback. The Award and any cash payment or Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy in effect as of the Date of the Award or which the Company may adopt from time to time to comply with applicable law, including without limitation any such policy that the Company is required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or as otherwise required by law. Subject to any clawback policy adopted by the Company to comply with the Dodd-Frank Act (to the extent you are subject to such policy), in the event and to the extent the Committee reasonably determines that the performance considered by the Committee, and on the basis of which the amount of PSUs that were earned and converted to Shares (the date of such determination "Recoupment Trigger Date"), was based on Discover’s material noncompliance with any financial reporting requirement under the securities laws or Company policy which requires Discover to file a restatement of its financial statements, you will be required to repay with respect to PSUs that were earned and converted to Shares in the three-year period preceding the Recoupment Trigger Date (such repayment to be determined in each case by the Committee in its sole discretion and before satisfaction of tax or other withholding obligations pursuant to Section 11):
(1)an amount in cash equal to the value of the Shares that converted hereunder, which value shall be determined using a valuation method established by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to the restatement of the Company’s financial statements; or
(2)transfer to the Company the number of Shares that converted hereunder, plus such amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to repay such amounts due to the restatement of the Company’s financial statements.
By accepting the PSUs you hereby agree and acknowledge that you are obligated to cooperate with and provide all assistance necessary to the Company to recover or recoup the PSUs or amounts paid under the Plan that are subject to the clawback pursuant to this Award Certificate, applicable securities laws or listing standards or Company policy, including the Discover Financial Services Compensation Recoupment Policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting and documentation necessary to recover or recoup any PSUs or amounts paid pursuant to PSUs.
(c)Risk Review. For select Covered Employees, as defined and identified by the Company, no PSUs will convert to Shares (and no dividend equivalents will be paid) until (1) the Committee certifies the extent to which the performance criteria set forth in this Award Certificate have been satisfied, and (2) the Chief Human Resources & Administrative Officer receives confirmation from the Chief Risk Officer or their delegate that a review has been completed by the Chief Risk Officer, or their delegate, to determine whether you engaged in any willful or reckless violation of the Company’s risk policies. If the Chief Risk Officer, or their delegate, finds any such violation or breach, then the Company or in the case of Covered Employees subject to Section 16 of the Exchange Act, the Committee, may determine that all or a portion of your PSUs will be forfeited.
(d)Investigations. In the event that the Company has either commenced an investigation of a matter that you oversaw or were involved in or has evidence that may require investigation of a matter that you oversaw or were involved in, in either case concerning a breach of one of the obligations hereunder or a serious violation of Company policy, the Company may freeze your account and effectuate a transfer restriction such that your PSUs and any Shares converted and dividend equivalents associated therewith may not be sold or transferred until such time as the Company reasonably believes the matter to be resolved. If, following the investigation, the Company determines, in its sole discretion, that you breached one of the obligations hereunder or committed a serious violation of Company policy, the Company may:
(1)forfeit all or a portion of your PSUs and dividend equivalents associated therewith;
(2)require that you pay the Company an amount in cash equal to the value of the Shares that vested and converted hereunder, which value shall be determined by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to the circumstances described in this Section 10(d); or
(3)cancel Shares in your account or require that you transfer to the Company the number of Shares that vested and converted hereunder, plus an amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to transfer such common stock due to the circumstances described in this Section 10(d).
(e)Authorization. You authorize the Company to deduct any amount or amounts owed by you pursuant to this Section 10 from any amounts payable by or on behalf of the Company to you, including, without limitation, any amount payable to you as salary, wages, paid time off, bonus, severance, change in control severance or the conversion of any equity-based award. This right of offset shall not be an exclusive remedy and the Company’s election not to exercise this right of offset with respect to any amount payable to you shall not constitute a waiver of this right of offset with respect to any other amount payable to you or any other remedy. You further acknowledge and authorize the Company to take the actions described in this Section 10, including those described in Section 10(d).
(f)Non-Contravention. Nothing in this Award Certificate (including with respect to confidential information, trade secrets, and other obligations) is intended to be or will be construed to prevent, impede or interfere with your right to respond accurately and fully to any question, inquiry or request for information regarding your employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. You are not required to contact the Company regarding the subject matter of any such communications before you engage in such communications. In addition, nothing in this Award Certificate is intended to restrict your legally protected right to discuss wages, hours or other working conditions with coworkers or in any way limit your rights under the National Labor Relations Act or any whistleblower law.You acknowledge that that the Company has provided you notice of your immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”
11.Tax and Other Withholding Obligations.

Subject to rules and procedures established by Discover, you may be eligible to elect to satisfy the tax or other withholding obligations arising upon conversion of your PSUs or upon any taxable event by paying cash or by having Discover withhold Shares or by tendering Shares, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of Stock on the date the Award becomes taxable, using a valuation methodology established by Discover.
12.Satisfaction of Obligations.
Notwithstanding any other provision of this Award Certificate, the Company may, in its sole discretion, take various actions affecting your PSUs in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. The Company’s determination of the amount that you owe the Company shall be conclusive. The Fair Market Value of Stock for purposes of the following provisions shall be determined using a valuation methodology established by Company. The actions that may be taken by Discover pursuant to this Section 12 include, but are not limited to, the following:
(a)Withholding of Shares. Upon conversion of PSUs, including any accelerated conversion pursuant to Sections 6, 7, or 8 above, or, if later, upon delivery of the Shares, the Company may withhold a number of Shares sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations whether national, federal, state or local tax withholding obligations including any social insurance contributions or employment tax obligation. The Company shall determine the number of Shares to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the Fair Market Value of Stock on the date the Award becomes taxable. To the extent that the Company retains any Shares or reduces the number of PSUs to cover the withholding obligations, it will do so at the applicable minimum statutory rate (or such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted by the Company). Should the Company withhold in excess of the actual tax withholding obligation, the Company may apply the excess withholding to another compensation tax liability.
(b)Withholding of Other Compensation. Discover may withhold the payment of dividend equivalents on your PSUs or any other compensation or payments due from Discover to ensure satisfaction of any obligation that you owe the Company or any tax or other withholding obligations or Discover may permit you to satisfy such tax or other withholding obligation by paying such obligation in immediately available funds.
(c)Mobile Employees. You are liable and responsible for all taxes and social insurance contributions owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant, vesting or payment of the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability. Further, you may be subject to individual income taxation (and possibly social security or other applicable personal or payroll taxes) in each jurisdiction where you have performed services for the Company between the Award Date and when the Award vests. Taxes for which you are liable, if applicable, may be withheld and deposited by the Company in each jurisdiction in which you have performed services regardless of your status as a resident or non-resident in one or more of the jurisdictions that have a right to impose taxation. You agree that you will comply with all United States and foreign individual income tax return filing obligations that may be imposed with respect to the Award.

13.Transfer Restrictions and Investment Representation.
(a)Nontransferability of Award. You may not sell, pledge, hypothecate, assign or otherwise transfer your PSUs, other than as provided in Section 14 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution.
(b)Investment Representation. You hereby covenant that (a) any sale of any Share acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) you shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
14.Designation of a Beneficiary.
You may make a revocable designation of beneficiary or beneficiaries to receive all or part of the Shares and any dividend equivalents credited to you pursuant to Section 5 hereof to be paid or delivered under this Award Certificate in the event of your death. Absent a designation on file, distributions pursuant to Section 6 will be made to your estate in accordance with applicable law. To make a beneficiary designation, you must complete and file the online form provided by E*TRADE, or such other vendor as the Company may choose to administer the Plan. If you previously filed a designation of beneficiary form for your equity awards with the Human Resources Department, such form will also apply to the PSUs granted pursuant to this PSU Award. You may replace or revoke your beneficiary designation at any time, and the Company will rely on your most recent designation on file for purposes of beneficiary designation.
15.Ownership and Possession.
(a)Generally. You will not have any rights as a shareholder with respect to your PSU Awards or the Shares underlying such PSUs prior to the vesting and conversion of your PSUs. Prior to conversion of your PSUs, however, you will receive dividend equivalent credits, as set forth in Section 5 of this Award Certificate. To the extent necessary or advisable to comply with Section 409A, with respect to any provision of this Award Certificate that provides for vested PSUs to convert to Shares on or as soon as administratively practicable after a specified event or date, such conversion will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date.
(b)Following Conversion. Subject to the terms and conditions of this Award Certificate, following the vesting and conversion of your PSUs and the issuance of the Shares underlying your PSUs in your name, you will be the beneficial owner of the shares issued to you, subject to any tax withholding under Section 12, and you will be entitled to all rights of ownership with respect to such Shares, including voting rights and the right to receive cash or stock dividends or other distributions paid on such Shares.
16.Securities Law Matters.
Shares issued upon conversion of your PSUs may be subject to restrictions on transfer by virtue of the Securities Act of 1993 and the applicable state securities laws.  Discover may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.  Because Stock will only be maintained in book-entry form, you will not receive a stock certificate representing your interest in such Shares.
17.Compliance with Laws and Regulations.
Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of the Shares issued upon conversion of your PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company or a Related Employer has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
18.No Entitlements.
(a)No Right to Continued Employment. This PSU Award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Company or your Employment status at a Related Employer nor does anything herein constitute a promise of continued employment or re-employment.
(b)No Right to Future Awards. This PSU Award is discretionary and does not confer on you any right or entitlement to receive another award of PSUs, any other equity-based award or any other award at any time in the future or in respect of any future period.
(c)No Effect on Future Employment Compensation. This PSU Award is discretionary and does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation. In addition, this PSU Award is not part of your base salary or wages and will not be taken into account in determining any other Employment-related rights you may have, such as rights to pension or severance pay, end of service payments, bonuses, long-service awards or similar payments and in no event shall be considered as compensation for, or relating in any way to, past services for the Company.
(d)Termination of Employment. In consideration of the grant of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired through vesting of the Award resulting from termination of your Employment (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Related Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Certificate, you will be deemed irrevocably to have waived your entitlement to pursue such claim; and in the event of termination of your Employment (whether or not in breach of local labor laws), your right to receive the Award and vest in the Award under the Plan, if any, will terminate effective as of the date that you are no longer actively Employed and will not be extended by any notice period mandated under local law (e.g., active Employment would not include a period of “garden leave” or similar period pursuant to local law); Discover shall have the exclusive discretion to determine when you are no longer actively Employed for purposes of your Award.
(e)Language. If you have received this Award Certificate or any other document related to the Plan translated into a language other than English and if the translated version is different that the English version, the English version will control.

(f)Award Terms Control. In the event of any conflict between any terms applicable to equity awards in any employment agreement, offer letter or other arrangement that you have entered into with the Company and the terms set forth in this Award Certificate, the latter shall control.
19.Consents.
Your PSU Award is conditioned upon the Company making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.
In accepting this PSU Award, you consent to the collection, use and transfer, in electronic or other form, of your personal data by and among, as applicable, the Company and any other possible recipients for the purpose of implementing, administering and managing your participation in the Plan, as well as for the purpose of the Company’s compliance with applicable law, including, without limitation, Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. You understand that the recipients of your personal data may be located in the U.S. or elsewhere, and the recipients’ country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of your personal data, view the personal data, request additional information about the storage of your personal data, require any necessary amendments to your personal data or refuse or withdraw your consent by contacting your local human resources representative, in any case without cost. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.
20.Electronic Delivery and Consent to Electronic Participation.
The Company may, in its sole discretion, decide to deliver any documents related to the PSU Award and participation in the Plan or future PSU Awards by electronic means. You hereby consent to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of PSU Awards and the execution of the PSU agreements through electronic signature. Electronic acceptance of this Award Certificate through the E*TRADE website, or such other vendor as the Company may choose to administer the Plan, shall be required and binding on you.  Where electronic acceptance may not be permitted under applicable law, the Company may also request and require your physical signature.  Your acceptance affirms your agreement to all the terms and conditions set forth in this Award Certificate and acceptance of the Award subject thereto. Not providing this acceptance within the timeframe stipulated may result in the Company forfeiting all or a portion of this Award.

21.Award Modification.
The Committee reserves the right to modify or amend unilaterally the terms and conditions of your PSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of Discover. These amendments may include (but are not limited to) changes that the Committee considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. The Committee may not modify your PSUs in a manner that would materially impair your rights in your PSUs without your consent; provided, however, that the Committee may, without your consent, amend or modify your PSUs in any manner that the Committee considers necessary or advisable to comply with or reflect the application of any Legal Requirement or to ensure that your PSUs are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United

States prior to payment. Notwithstanding any provisions of this Award Certificate to the contrary, to the extent you transfer employment outside of the United States, the Award shall be subject to any special terms and conditions as Discover may need to establish to comply with local laws, rules, and regulations or to facilitate the operation and administration of the Award and the Plan in the country to which you transfer employment (or Discover may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Discover will notify you of any amendment of your PSUs that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources & Administrative Officer to be effective.
22.Severability.
In the event the Committee determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your PSU Award prior to the vesting of such Award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your PSU Award. In addition, in the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
23.Successors.
This Award Certificate shall be binding upon and inure to the benefit of any successor or successors of Discover and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Certificate or the Plan.
24.Governing Law.
This Award Certificate and the related legal relations between you and Discover will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the PSU Award to the substantive law of another jurisdiction to the maximum extent permitted by applicable law. The Company and you agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan or this Award Certificate shall be exclusively in the courts in the State of Illinois, Counties of Cook or Lake, including the federal courts located therein (should federal jurisdiction exist), and the Company and you hereby submit and consent to said jurisdiction and venue to the maximum extent permitted by applicable law.
25.Section 409A.
This Award is intended to be exempt from or comply with Section 409A, and shall be interpreted and construed accordingly. Subject to Section 4, to the extent this Award Certificate provides for the Award to become vested and be settled upon your termination of employment, the applicable Shares shall be transferred to you or your beneficiary upon your “separation from service,” within the meaning of Section 409A. To the extent necessary or advisable to comply with Section 409A, with respect to any provision of this Award Certificate that provides for vested PSUs to convert to Shares on or as soon as administratively practicable after a specified event or date, such conversion and settlement will be made by the later of the end of the calendar year in which the specified event or date occurs or the 15th day of the third calendar month following the specified event or date. If any PSUs constitute deferred compensation under Section 409A and are payable subject to your execution and non-revocation of a release and the period to consider the release spans two separate taxable years, then the distribution of the PSUs that are conditioned upon such execution and non-revocation of the release shall be made in the later taxable year.
26.Defined Terms.
For purposes of this Award Certificate, the following terms shall have the meanings set forth below:
(a)“Cause” means:
(1) any act or omission which constitutes a material breach of your obligations to the Company or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to Disability) within ten (10) business days after written notification thereof to you by the Company;
(2)any act or omission by you that constitutes (i) fraud or intentional misrepresentation, (ii) embezzlement, misappropriation or conversion of assets of, or business opportunities considered by, the Company or (iii) any other act which has caused or may reasonably be expected to cause material injury to the interest or business reputation of the Company; or
(3)your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Company is a member or of any policy of the Company relating to compliance with any of the foregoing.
(b)“Chief Human Resources & Administrative Officer” means the chief human resources & administrative officer of Discover, any successor chief human resources & administrative officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief human resources & administrative officer.
(c)“Chief Risk Officer” means the chief risk officer of Discover, any successor chief risk officer, or any other individual or committee appointed by the chief executive officer of Discover with the power and authority of the chief risk officer.
(d)“Competitive Activity” means:
(1)becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (i) that are similar or substantially related to the services that you provided to the Company, or (ii) that you had direct or indirect managerial or supervisory responsibility for at the Company, or (iii) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Company, in each such case, at any time during the year preceding the termination of your employment with the Company; or

(2)either alone or in concert with others, forming, or acquiring a five percent (5%) or greater equity ownership, voting interest or profit participation in, a Competitor.
(e)“Competitor” means any corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) (1) the business of consumer lending, including, without limitation, credit card issuance or electronic payment services, or (2) any other business in which you have been involved in or had significant knowledge of, which has been conducted by the Company at any time during your employment with the Company. For the avoidance of doubt, a competitor of any entity which results from a corporate transaction involving the Company that constitutes a Change in Control shall be considered a Competitor for purposes of this Award Certificate.
(f) “Covered Employee” means an employee who, as of the Date of the Award, has been identified as a covered employee by Human Resources.
(g)“Date of the Award” means the date set forth in this Award Certificate.
(h)“Disability” means a “permanent and total disability,” as defined in Section 22(e)(3) of the Internal Revenue Code.
(i)“Discover GAAP EPS” means sum of GAAP EPS for each fiscal year within the Performance Period.
(j)“Employed” and “Employment” refer to employment with the Company and/or Related Employment.
(k)“EPS” means fully-diluted earnings per share as defined by U.S. GAAP, excluding unusual or non-recurring events identified in the Plan and not reflected in business plan assumptions, as determined by the Committee.
(l)“Good Reason” means the occurrence of any of the following upon, or within six (6) months prior to or twenty-four (24) months after the occurrence of a Change in Control of Discover without your prior written consent:
(1)any material diminution in your assigned duties, responsibilities and/or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you, immediately prior to such assignment;
(2)a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report;
(3)any material reduction in your base compensation; provided, however, that Company-initiated across-the-board reductions in compensation affecting substantially all eligible Company employees shall alone not be considered “Good Reason,” unless the compensation reductions exceed twenty percent (20%) of your base compensation;
(4)a material diminution of the budget over which you have authority;
(5)the Company’s requiring you to be based at a location that (i) is in excess of thirty-five (35) miles from the location of your principal job location or office immediately prior to the Change in Control, or (ii) results in an increase in your normal daily commuting time by more than ninety (90) minutes, except for required travel on Company’s business to an extent substantially consistent with your then present business travel obligations; or
(6)any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company.
For purposes of paragraphs (1) through (6) above, the duties, responsibilities and/or authority assigned to you shall be deemed to be the greatest of those in effect prior to or after the Change in Control. Unless you become Disabled, your right to terminate your Employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued Employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason. Notwithstanding the foregoing, Good Reason shall not exist unless you give the Company written notice thereof within thirty (30) days after its occurrence and the Company shall not have remedied the action within thirty (30) days after such written notice
(m)“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.
(n)“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement (including any foreign legal requirements).
(o)“GAAP EPS” means EPS as defined in the Award Certificate, excluding reserves.
(p) “Performance Period” means the period set forth in the Award Certificate.
(q) “Pro Ration Fraction” means a fraction, not to exceed 1.0, the numerator of which is the number of completed months commencing on the first day of the Performance Period and ending on the effective date of your termination of Employment and the denominator of which is 12.
(r) “Related Employment” means your employment with an employer other than the Company (such employer, herein referred to as a “Related Employer”), provided: (1) you undertake such employment at the written request or with the written consent of the Chief Human Resources & Administrative Officer; (2) immediately prior to undertaking such employment you were an employee of the Company or were engaged in Related Employment (as defined herein); and (3) such employment is recognized by the Company in its discretion as Related Employment; provided further that the Company may (i) determine at any time in its sole discretion that employment that was recognized by the Company as Related Employment no longer qualifies as Related Employment, and (ii) condition the designation and benefits of Related Employment on such terms and conditions as the Company may determine in its sole discretion. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Company, or otherwise modify your and the Company’s respective rights and obligations.
(s)“Retirement” means the termination of your Employment by you or by the Company for any reason other than for Cause and other than due to your death or Disability, on or after the date on which:
(1)you have attained age 55; and

(2)you have attained a combined age and years of service of at least 65 years.
(t)“Scheduled Vesting Date” means the Scheduled Vesting Date set forth in Award Certificate as the context requires..
(u) “Target Award” means the number of PSUs set forth in this Award Certificate, which will be earned, subject to the other terms and conditions of this Award Certificate, if the GAAP EPS Target is achieved.
(v)“Wrongful Solicitation” occurs upon either of the following events:
(1)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment; or
(2)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Discover has duly executed and delivered this Award Certificate as of the Date of the Award.

DISCOVER FINANCIAL SERVICES
By:

[EVP, Chief Human Resources Officer]

APPENDIX A
Discover Financial Services
International Supplement
This International Supplement to the Award Certificate for Performance Stock Units ("International Supplement") contains supplemental terms and conditions for the Performance Stock Unit award (“Equity Award”) to employees of Discover Financial Services (or the relevant affiliated company) located in certain jurisdictions outside of the United States. The terms included in this International Supplement are intended to ensure compliance with the laws of the country in which you are Employed or, in certain instances, to make the awards more tax efficient in your country.
You have also received an Award Certificate applicable to your award. The Award Certificate, together with this International Supplement, collectively set forth the terms and conditions of your Equity Award. To the extent that this International Supplement amends, deletes or supplements any terms of the Award Certificate, this International Supplement shall control.
Capitalized terms that are used without definition in this International Supplement have the meanings assigned in the Plan or the Award Certificate.
All Employees Located Outside the United States.
If you are Employed outside of the United States, please note that your Equity Award is offered, issued and administered by Discover Financial Services, a Delaware corporation, and your local employer is not involved in the grant of awards under such equity incentive program. All documents related to your Equity Award, including the Award Certificate, this International Supplement and the link by which you access these documents, originate and are maintained in the United States.
Your Equity Award is made in virtue of your Employment with, and your services performed for, the appropriate entities within the Company. However, your award does not form part of your entitlement to remuneration or benefits, whether pursuant to any contract of Employment to which you may be a party or otherwise. Similarly, the existence of a contract of Employment between you and any entity within the Company shall not confer on you any right or entitlement to participate in the Equity Award or to receive awards thereunder, or any expectation that you might participate in such equity incentive program or receive additional equity awards in the future. Your Equity Award, the Award Certificate, and/or this International Supplement does not constitute an employment contract and does not create an employment relationship or a promise of continued Employment for any period of time.
In addition, your Equity Award is not part of your base salary or wages and will not be taken into account (except to the extent otherwise required by local law) in determining any other employment-related rights you may have, such as rights to pension or severance pay.
Whether or not you have a contract of Employment with any entity within the Company, your rights and obligations under the terms of your office or Employment shall not be affected by your receipt of the Equity Award. By accepting your receipt of the Equity Award, you waive any and all rights to compensation or damages for any loss of the Equity Award in the event of your termination of your office or Employment for any reason whatsoever. This waiver applies whether or not such termination amounts to a wrongful or unfair dismissal.

You may be subject to applicable exchange control, currency control or similar financial laws that may affect your transactions with respect to your equity award, including without limitation, your ability to bring shares of Discover Financial Services common stock into your jurisdiction or to receive the proceeds of a sale of Discover Financial Services common stock in your jurisdiction. Moreover, you may be subject to certain notification, approval and/or repatriation obligations with respect to securities and funds you receive in connection with your awards. In addition the Company is not responsible for any foreign exchange fluctuations that change the value of your PSU Award. You are encouraged to consult your advisors to ascertain whether any restrictions or obligations apply to you.
Your Equity Award has not been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in your local jurisdiction. Similarly, no prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable securities authorities in your jurisdiction. The grant of awards is being made only to employees of the Company and does not constitute and is not intended to be an offering to the public. For this reason, you must keep all award documents you receive, including but not limited to this International Supplement and the Award Certificate, confidential and you may not distribute or otherwise make public any award documents without the prior written consent of the Company. Moreover, you may not reproduce (in whole or in part) any award documents you receive. In addition, the shares of Company common stock you acquire upon vesting and conversion of your Equity Award may be subject to applicable restrictions on resale in your local jurisdiction. You are encouraged to consult your advisors to ascertain whether any restrictions or obligations apply to you.
Employees in China.
If you are employed in China or are a Chinese national on international assignment outside of China for the Company, but your Equity Award was made in China and/or you will be taxed there, your Equity Award will be settled in cash. Rather than convert awards to shares pursuant to Section 3 of the Award Certificate and Sections 6 through 8 of the Award Certificate, the Company will convert your Equity Award to cash and the Company or your local employer will deliver the cash payment to you. You consent to this cash conversion in exchange for the Equity Award. All other terms and conditions of the Plan and the Award Certificate will otherwise apply to your Equity Award.
Employees in the United Kingdom or European Union.
If you are employed in the United Kingdom (or the European Union), the Company will act in accordance with the Data Protection Act of 2018 as amended from time to time and the General Data Protection Regulation as amended from time to time as applicable regarding any personal information which you provide to it in connection with your Equity Award (including the amount of the award) and you acknowledge the need for the processing of such personal information in order to facilitate your participation in such equity incentive program, for any purposes required by law or regulation, or for any other legitimate business purpose. By accepting your Equity Award, you acknowledge that from time to time, for the purposes described above, your personal information may be stored and processed by and disclosed and transferred to other offices and companies within the Company and to third parties, some of which are situated outside of the European Union and may not offer as high a level of protection for personal information as countries within the European Union.
        The following provisions apply in lieu of those contained in the Award Certificate for employees in the United Kingdom.

Section 10(a)
The forfeiture, cancellation and/or clawback circumstances and events set forth in this Section 10 are designed, among other things, to incentivize compliance with the Company’s policies (including, without limitation, the Company’s risk policies and Code of Conduct), to protect the Company’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, workforce stability, and other legitimate business interests, and to ensure an orderly transition of responsibilities. This Section 10 shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the circumstances set forth in this Section 10 no longer apply).
(a)Conditions. Notwithstanding your satisfaction of the vesting conditions of this Award Certificate, RSUs are not earned: (1) until the applicable Scheduled Vesting Date; and (2) unless the conditions set forth in this section 10(a) below are met. Although you will become the beneficial owner of Shares following conversion of your RSUs, the Company may, upon notice, issue a transfer restriction with respect to your Shares following conversion of your RSUs pending any investigation or other review that impacts the determination as to whether the RSUs meet the conditions set forth below. The Shares underlying such RSUs shall not legally vest in you and shall be forfeited and recoverable in the event the Company determines that the conditions set forth in this section 10(a) below are not met. Notwithstanding any provision of this Award Certificate to the contrary, in order for legal ownership of the Shares to fully vest in you it is a strict condition that you must not at any time prior to one year after the termination of your Employment or service with the Company (i) engage in Wrongful Solicitation, (ii) misuse the Company’s confidential, proprietary information and/or intellectual property, as defined in your employment contract, the Company Code of Conduct, and/or any other relevant agreements or policies issued to you, or (iii) for those Participants classified by the Company as an officer of Discover Financial Services or one of its Subsidiaries on the date of grant, engage in Competitive Activity. If the conditions above are not met, you will:
(1)pay to the Company an amount in cash equal to the value of the Shares that vested and converted on or after, or within one year prior to, your termination of Employment, which value shall be determined by the Company, in its sole discretion, and shall include an amount for tax adjustments appropriate to reflect your obligation to repay such amounts due to you not meeting the conditions above; or
(2)transfer to the Company the number of Shares that vested and converted on or after, or within one year prior to, your termination of Employment, plus an amount calculated by the Company, in its sole discretion, for tax adjustments appropriate to reflect your obligation to transfer such common stock due to you not meeting the conditions above.
Section 24(e), (f) and (v)
(e)“Competitive Activity” means:
(1)becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (i) that are similar or substantially related to the services that you provided to the Company, or (ii) that you had direct or indirect managerial or supervisory responsibility for at the Company, or (iii) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Company, in each such case, at any time during the year preceding the earlier of the start of your notice period and the Employment; or
(2)either alone or in concert with others, forming, or acquiring a five percent (5%) or greater equity ownership, voting interest or profit participation in, a Competitor.
(f)“Competitor” means any corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) (1) the business of consumer lending, including, without limitation, credit card issuance or electronic payment services, or (2) any other business which you have been materially involved in or had significant knowledge of, which has been conducted by the Company at any time during the two years preceding the termination of your Employment. For the avoidance of doubt, a competitor of any entity which results from a corporate transaction involving the Company that constitutes a Change in Control shall be considered a Competitor for purposes of this Award Certificate.
(v)    “Wrongful Solicitation” occurs upon either of the following events:
(4)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, and within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees of the Company who had access to confidential information of the Company and (i) were employed at the level of officer or above, or (ii) who worked in or with your business unit or (iii) for whom you had direct or indirect responsibility, and in each case with whom you had material contact in the course of your Employment, at any time during the year preceding the earlier of the start of your notice period and the termination of your Employment; or
(5)while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within one year after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the one year preceding notice of the termination of your Employment.
*    *    *
    The Company recommends that you seek advice of your tax advisors regarding the tax treatment of your awards.